Exhibit 10.10

Seritage Growth Properties

Benjamin Schall Chief Executive Officer

July 6, 2015

Seritage Growth Properties 3333 Beverly Road Hoffinan Estates, Illinois 60179

Brian Dickman

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Dear Brian,

We are pleased to extend to you our offer to join Seritage Growth Properties (the “Company”) as Chief Financial Officer and Executive Vice President, reporting to the Chief Executive Officer. Your start date will be a date to be determined but no later than August 17, 2015. Your work location will be the Company’s headquarters located in New York, NY. This letter (the “Letter Agreement”) serves as confirmation of our offer, subject to the terms and conditions below.

The key elements of your compensation package and the other conditions of your employment are as follows:

1.	Base Salary. Your annual base salary will be at a rate of $425,000.

2.	Sign-On Compensation.

a.	You will receive a one-time sign-on bonus of $250,000 (the “Sign-On Bonus”) which will be payable within thirty (30) days following your start date.

b.	You will also receive a one-time sign-on equity award (the “Sign-On Award” and, together with the Sign-On Bonus, the “Sign-On Compensation”) of $250,000 of common shares of beneficial interest in the Company (the “Shares”), with 50% of such award in the form of time-vesting restricted stock units (“TV RSUs”) and 50% in the form of performance-vesting restricted stock units (“PV RSUs”), subject to the terms and conditions established by the Compensation Committee (the “Compensation Committee”) of the Board of Trustees of the Company (the “Board”), it being understood that, in lieu of the Shares, the Sign-On Award may be in the form of limited partnership interests in Seritage Growth Properties, L.P. (the “OP Units”). The Sign-On Award will be issued within sixty (60) days following the closing date of the rights offering of the Company described in the Form S-11 filed with the Securities and Exchange Commission. The Sign-On Award shall vest (including with respect to applicable performance goals) pursuant to the terms of the Company’s long-term equity incentive plan (the “Equity Plan”) and applicable award agreements as established by the Compensation Committee.

c.	In the event you voluntarily terminate your employment with the Company without Good Reason (as defined below) or are terminated by the Company for Cause (as defined below) within twelve (12) months immediately following your start date, you will be required to immediately repay the Sign-On Bonus and forfeit the Sign-On Award.

Mr. Dickman

July 6, 2015

3.	Annual Bonus and Awards.

a.	As a participant in the Company’s annual incentive plan, you will be eligible to receive an annual cash bonus (the “Annual Bonus”) provided threshold performance goals are achieved. Your annual target incentive opportunity will be 75% of your annual base salary and your annual maximum incentive opportunity will be 100% of your annual base salary, in each case, subject to performance goals, terms and conditions established by the Compensation Committee. Your target incentive opportunity for your first year of employment will not be prorated from your start date through the last day of the Company’s fiscal year. Any Annual Bonus payable with respect to a fiscal year will be paid during the following fiscal year at the same time as the annual incentives are paid generally to other members of the executive team, provided that you are actively employed on the payment date. Your Annual Bonus for 2015 shall be guaranteed in an amount not less than $318,750, with no proration, and payable if you are actively employed on the payment date.

b.	As a participant in the Equity Plan, you will be eligible to receive an annual equity award in the form of either Shares or OP Units (the “Annual Award”) provided threshold performance goals are achieved. Your annual target equity award will be an amount of Shares equal to 75% of your annual base salary and your annual maximum equity award will be an amount of Shares equal to 125% of your annual base salary, which will be issued 50% in the form of TV RSUs and 50% in the form of PV RSUs, in each case, subject to performance goals, terms and conditions set forth in the Equity Plan and award agreements as established by the Compensation Committee. Any Annual Award issuable with respect to a fiscal year will be issued during the following fiscal year at the same time as the annual awards are issued generally to other members of the executive team, provided that you are actively employed on the award issuance date. Your Annual Award for 2015 shall be guaranteed in an amount not less than $318,750 Shares, with no proration, and issuable if you are actively employed on the award issuance date.

4.	Termination.

a.

Your employment shall be at will and you may be terminated by the Company at any time with or without Cause. “Cause” shall mean (i) a material breach by you (other than a breach resulting from your incapacity due to death or a Disability) of your duties and responsibilities which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that

Mr. Dickman

July 6, 2015

such breach is in the best interests of the Company or the Company’s affiliates and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) the conviction of you of a felony (other than vehicular-related). “Disability” shall mean disability as defined under the Company’s long-term disability plan (regardless of whether you are a participant under such plan) or if no such plan exists, your inability by reason of disability to perform your duties for 180 consecutive days.

b.	If you are terminated for Cause, you shall not be entitled to any of the benefits or amounts set forth in section 5 hereof (except with respect to section 5(c) to the extent required by law) and all Shares (and any other equity interests) granted to you prior to the date of termination will be forfeited.

5.	Other Benefits and Compensation Matters.

a.	Severance.

i.

In the event you are terminated by the Company without Cause or resign for Good Reason (as defined below), (A) you shall be entitled to (1) a cash severance payment equivalent to twelve (12) months of base salary (payable in equal installments over a twelve (12) month period), (2) a prorated Annual Bonus for the year of termination (based on performance of the Company for the full year in which the termination occurs) (but guaranteed at $318,750 if termination occurs during 2015) and (3) twelve (12) months of subsidized COBRA coverage whereby your premium costs are the active employee rate and (B) (1) the Shares (and any other equity interests) granted to you as part of the Sign-On Award shall automatically vest and (2) a pro rata portion of your Annual Awards shall vest (based on the number of days you were employed during the applicable vesting period); provided that in the case of the foregoing (B) (1) and (B) (2), vesting in respect of any performance-vesting Shares (and any other equity interests) shall be based on the performance of the Company through the date of termination. The payments and awards contemplated by (A) and (B) above shall be subject to you continuing to comply with sections 6, 7 and 8 hereof at all times and you signing a release, on the thirtieth (30th) day following termination of your employment, in a form satisfactory to the Company (a “Release”). “Good Reason” shall mean, without your written consent, (1) a reduction of ten percent (10%) or more of your annual base salary, annual cash bonus opportunity and annual equity grant opportunity from those in effect as of the date of this Letter Agreement or, if the reduction does not also apply to other senior executives of the Company equally, then a material reduction of the foregoing; (2) your mandatory relocation to an office more than fifty (50) miles from the primary location at which you are required to perform your duties on your start date; (3) any action or inaction that constitutes a material breach of the terms of this Letter Agreement, including failure of a successor

Mr. Dickman

July 6, 2015

company to assume or fulfill the obligations under this Letter Agreement; (4) a material reduction in your duties or adverse change in title; or (5) the Sign-On Compensation is not provided to you within the timeframes set forth in Section 2 hereof. In each case, you must provide the Company with written notice of the facts giving rise to a claim that “Good Reason” exists within ten (10) days of the occurrence of such facts, and the Company shall have a right to remedy such event within sixty (60) days after receipt of such written notice.

ii.	In the event your employment terminates due to your death or Disability, (A) you shall be entitled to (1) a prorated Annual Bonus for the year of termination (based on performance of the Company for the full year in which the termination occurs) (but guaranteed at $318,750 if termination occurs during 2015) and (2) solely in the case of a Disability, twelve (12) months of subsidized COBRA coverage whereby your premium costs are the active employee rate and (B) the Shares (and any other equity interests) granted to you as part of the Sign-On Award and Annual Awards shall automatically vest; provided that vesting in respect of any performance-vesting Shares (and any other equity interests) shall be based on the performance of the Company through the date of termination.

b.	Change of Control. In the event there is a “change in control” of the Company, the Shares (and any other equity interests) granted to you shall be treated as set forth in the Equity Plan and underlying award agreements as established by the Compensation Committee.

c.	Vacation. You will be eligible to receive up to four (4) weeks of paid vacation per year to be taken in accordance with Company policy at that time, which shall be prorated during your first year of service based on your start date.

d.	Benefits. You will be eligible to participate in all retirement, life insurance, health and welfare programs on a basis no less favorable than other senior executives of the Company, in accordance with the applicable terms, conditions and availability of those programs.

e.	Housing/Relocation. The Company will provide you with corporate housing in the New York, New York metropolitan area for a period of time to be agreed upon by you and the Company. Upon your permanent relocation to the New York, New York metropolitan area, the Company shall reimburse you for all reasonable and customary expenses of relocating your personal property and otherwise in accordance with the Company’s relocation policy.

f.	Section 409A. If you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended) (“Section 409A”), to the extent required by Section 409A, you will not be entitled to receive the benefits of section 5(a) hereof until the first (1st) day of the seventh (7th) month following the date of termination of your employment.

Mr. Dickman

July 6, 2015

6.	Non-Solicitation of Employees. During your employment with the Company and for twelve (12) months following the termination of your employment with the Company, you will not, directly or indirectly, solicit or encourage any person to leave her/his employment with the Company or hire or assist in any way with the hiring of any Company employee by any future employer or other entity.

7.	Non-Competition. During your employment with the Company and for twelve (12) months following the termination of your employment with the Company, you shall not, without the prior written consent of the Board, directly or indirectly, enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own or otherwise offer other assistance to, or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company or any of its affiliates in any business of the Company or any of its affiliates existing or proposed at the time you shall cease to perform services hereunder.

8.	Confidentiality. You will not, during the term of your employment with the Company or thereafter, and other than in the performance of your duties and obligations during your employment with the Company or as required by law or legal process, and except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any confidential information of the Company. You further agree that the existence and terms of this Letter Agreement, including any compensation paid to you, and discussions with the Company regarding this Letter Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to your spouse or domestic partner; (c) to your financial/legal advisors, all of whom shall agree to keep such information confidential; or (d) if such Letter Agreement is hereafter publicly filed by the Company.

9.	Irreparable Harm. You acknowledge that irreparable harm would result from any breach by you of sections 6, 7, and/or 8 hereof, and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if you breach or threaten to breach this Letter Agreement, the Company may seek injunctive relief in favor of the Company without the necessity of the Company posting a bond. Moreover, any award of injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Letter Agreement.

10.	Cooperation. You agree, without receiving additional compensation, to reasonably cooperate with the Company, both during and after the period of employment with the Company, with respect to matters that relate to your period of employment, in all investigations, potential litigation or litigation in which the Company is involved or may become involved other than any such investigations, potential litigation or litigation between the Company and you. The Company will reimburse you for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

Mr. Dickman

July 6, 2015

11.	Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Letter Agreement by the Company or you in any instance shall not be deemed a waiver of such provision in the future.

12.	Severability. If any provision(s) of this Letter Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Letter Agreement, as the case may require, and this Letter Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

13.	Governing Law. This Letter Agreement will be governed under the internal laws of the state of New York without regard to principles of conflicts of laws. You agree that the state and federal courts located in the state of New York shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Letter Agreement, and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to the service of process in connection with any action, suit, or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

14.	Right to Jury. You agree to waive any right to a jury trial on any claim contending that this Letter Agreement or any Release is illegal or unenforceable in whole or in part, and you agree to try any claims brought in a court or tribunal without use of a jury or advisory jury.

15.	Entire Agreement. This Letter Agreement contains and comprises the entire understanding and agreement between you and the Company and fully supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter contained herein, and may be amended only by a writing signed by you and a duly authorized officer of the Company.

16.	Tax Withholding. Any compensation paid or provided to you under this Letter Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

17.	Assignment. The Company may assign its rights under this Letter Agreement to any successor by merger, consolidation, or sale of assets. This Letter Agreement shall be binding whether it is between the Company and you or between any such successor and you.

Mr. Dickman

July 6, 2015

18.	Counterparts. This Letter Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

19.	Section 409A Compliance.

a.	To the extent that a payment or benefit under this Letter Agreement is subject to Section 409A, it is intended that this Letter Agreement as applied to that payment or benefit comply with the requirements of Section 409A, and the Letter Agreement shall be administered and interpreted consistent with this intent.

b.	With regard to any provision herein that provides for reimbursement of costs and expenses of in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

c.	For purposes of Section 409A, your right to receive any installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

20.	Employee Representation. You hereby represent to the Company that the execution and delivery of this Letter Agreement by you and the Company and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound, and further that you are not subject to any limitation on your activities on behalf of the Company as a result of agreements into which you have entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate you for Cause or not permit you to commence employment.

21.	Background Check. This offer, and your employment by the Company, is contingent upon completion (satisfactory to the Company) of a background reference check, employment authorization verification, and the submission of required documents.

Brian, we are looking forward to you joining the Company. We are excited about the important contributions you will make to the Company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

Mr. Dickman

July 6, 2015

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter to my attention.

Sincerely,

/s/ Benjamin Schall
Benjamin Schall

Enclosures

Mr. Dickman

July 6, 2015

I understand and am in agreement with the above terms and conditions of my prospective employment, including the employee representations set forth in the Letter Agreement. In addition, I consent to references and a background check. I acknowledge that this Letter Agreement embodies our entire employment agreement. My acceptance of this offer is made voluntarily and after careful consideration.

/s/ Brian Dickman	7/6/15
Brian Dickman	Date

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